Press Release

Capital Automotive Reports Record First Quarter Results — 8% FFO and 6% Net Income Per Share Growth

MCLEAN, Va., April 22, 2003 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the first quarter ended March 31, 2003. The Company reported record first quarter revenues, net income and funds from operations (FFO).

Total revenues were $40.5 million for the quarter, a 25% increase from revenues of $32.3 million in the first quarter of 2002. Net income for the quarter increased 10% to $11.9 million as compared to $10.9 million in the same quarter last year. Net income on a diluted per share basis increased 6% to $0.41 per share from $0.39 per share in the same quarter last year. FFO for the quarter increased 14% to $22.9 million as compared to $20.1 million for the same quarter last year. FFO on a diluted per share basis increased 8% to $0.61 per share from $0.56 per share for the same quarter last year. FFO, excluding straight-lined rents, for the quarter ended 2003 and 2002 was $21.7 million and $18.6 million, respectively.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4085 per share for the first quarter. The dividend is payable on May 20, 2003 to shareholders of record as of May 9, 2003. The first quarter dividend is the 21st consecutive increase in the quarterly dividend and represents an annualized rate of $1.634 per share and a 6.1% yield based on Thursday’s closing stock price. The Company’s dividend payout ratio for the first quarter of 2003 was approximately 67% of FFO. The Company reaffirms its 2003 annual dividend guidance of $1.65 per share, of which approximately 15% is estimated to be a return of capital which is not taxed as ordinary income to its shareholders.

Acquisitions Recap

The Company has completed approximately $25.5 million of acquisitions year-to-date, of which approximately $17.1 million of acquisitions were completed at the end of the first quarter. Year-to-date acquisitions included five properties leased to subsidiaries of Asbury Automotive Group, Inc. (NYSE:ABG), (Asbury). These properties are located in California, Florida and Texas. New Honda and Mercedes-Benz franchises are operated on two of the properties and new facilities are currently being constructed on the remaining properties. The weighted average initial lease term for these acquisitions is 18.3 years, with multiple renewal options exercisable at the option of the tenant. The acquisitions were funded with

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net proceeds received from the 2003 debt securitization completed during the first quarter of 2003 and borrowings on our short-term credit facilities. Asbury is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Asbury operates 93 automobile retail stores, encompassing 131 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. As of March 31, 2003, we leased four properties to subsidiaries of Asbury, representing approximately 1% of our total annualized rental revenue.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We have developed another meaningful relationship with one of the largest groups in the automotive retail industry. These transactions further our strategy of focusing on the premier public and private retailers in the country, as well as diversifying our portfolio by tenant and geographic concentration. Our new relationship with Asbury Automotive Group is very important to Capital Automotive and we look forward to expanding our real estate partnership with them.”

Financing Highlights

As previously announced on March 27, 2003, a subsidiary of Capital Automotive has issued, in a private offering $228 million of Triple Net Lease Mortgage Notes, Series 2003-1 (“Notes”). The fixed-rate Notes were issued in two classes and each was rated “Aaa” and “AAA” by Moody’s Investors Service, and Standard & Poor’s Ratings Services, respectively. The Notes are insured by MBIA Insurance Corporation. The Notes are collateralized by 50 automotive retail properties that are subject to long-term, triple-net leases. The Class A-1 notes totaling $109 million mature on September 25, 2015 and are fully amortizing. The Class A-2 notes totaling $119 million mature on March 25, 2019 and are based upon a 20-year amortization schedule. The Class A-1 and Class A-2 notes have a weighted average effective interest rate (including deferred fees amortized over the life of the Notes) of approximately 5.4% and 6.3%, respectively. The loan-to-value on the transaction is approximately 70%. Net proceeds were used to pay down borrowings on the Company’s short-term credit facilities totaling approximately $111 million and to pay off approximately $92 million of short-term variable rate mortgage debt. The remaining net proceeds were used to fund acquisitions and for general corporate purposes.

Risk Management

As of March 31, 2003, Capital Automotive’s portfolio was 100% occupied and, since our inception, there has never been a rental payment default. On a quarterly basis, the Company performs a credit review, utilizing the financial statements, of virtually all tenants in its portfolio. The Company’s rent coverage ratio, which is one of the primary metrics that the Company uses to define the stability of its tenants’ cash flow remains high. As of December 31, 2002, the most recent quarter of analysis, the weighted average operating cash flow of the Company’s tenants exceeded 3.75 times the amount of their rental payments. At the end of the first quarter, the Company held lease security deposits and letters of credit totaling approximately $13 million. Additionally, as of March 31, 2003, the

Company had accumulated depreciation of approximately $92.7 million representing approximately 5.8% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.5 years as of March 31, 2003 and the earliest meaningful lease expirations do not occur until 2008.

The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 62% and debt to total market capitalization was approximately 53% as of March 31, 2003. Of the debt outstanding at March 31, 2003, approximately 94% was substantially match-funded, non-recourse debt. Virtually all of the Company’s long-term debt is secured financing which has a weighted average remaining term of 11.4 years. The Company’s earliest significant long-term debt maturity is not until 2011. For the three months ended March 31, 2003, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.7, respectively. For the trailing 12 months, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.7, respectively.

Earnings Guidance

As a result of recent SEC pronouncements, the Company will no longer provide adjusted funds from operations (AFFO) per diluted share historical results or earnings guidance. Instead, future earnings guidance will be in the form of FFO per diluted share and net income per diluted share. The Company is making the change in the measurement of its per share earnings guidance solely to conform with current best practices in corporate governance and financial disclosure. The Company calculates FFO in accordance with the definition adopted by The National Association of Real Estate Investment Trusts (NAREIT), and uses FFO as a performance measure for its operations. AFFO is calculated as FFO less straight-lined rents. The change in the Company’s earning guidance measurement is effective beginning with this earnings release.

David S. Kay, Senior Vice President and Chief Financial Officer commented, “We are very pleased with our record first quarter 2003 operating results. At this time, we typically would confirm or update our existing earnings guidance. Because of our announcement yesterday of a planned offering of our common shares, however, we are unable to comment on our earnings guidance until after completion of that offering. Following completion of the offering, we will issue a press release that updates our earnings guidance.”

Mr. Kay added, “We continue to experience positive trends in our business and seek market opportunities that allow us to take advantage of a variety of debt and equity financing sources on favorable terms. Our objective remains to maximize shareholder value, and in keeping with our historical strategies, we intend to employ our capital in an accretive manner.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses.

Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of March 31, 2003, the Company had invested nearly $1.6 billion in 295 properties, consisting of 410 automotive franchises in 28 states. Approximately 78% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 69% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.4 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on February 12, 2003, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements or to publicly release the results if the Company revises any of them.

Contact Information
David S. Kay
Senior Vice President and Chief Financial Officer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,
	2003	2002

Statements of Operations:
Revenue:
Rental	$40,238	$32,152
Interest and other	223	129

Total revenue	40,461	32,281

Expenses:
Depreciation and amortization	7,426	5,912
General and administrative	2,233	2,123
Interest	15,374	10,184

Total expenses	25,033	18,219

Income from continuing operations before minority interest	15,428	14,062
Minority interest	(3,559)	(3,260)

Income from continuing operations	11,869	10,802

Income from discontinued operations	32	52
Gain on sale of real estate	35	—

Total discontinued operations	67	52

Net income	$11,936	$10,854

Basic earning per share:
Income from continuing operations	$0.42	$0.41
Net income	$0.42	$0.41

Diluted earnings per share:
Income from continuing operations	$0.41	$0.39
Net income	$0.41	$0.39

Weighted average number of common shares — basic	28,279	26,547

Weighted average number of common shares — diluted	29,205	27,834

Funds From Operations (FFO) (A):
Net income	$11,936	$10,854
Adjustments:
Add: Real estate depreciation and amortization	7,407	5,943
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,569	3,276
Less: Gain on sale of real estate	(35)	—

FFO	$22,877	$20,073

Basic FFO per share	$0.62	$0.58

Diluted FFO per share	$0.61	$0.56

Weighted average number of common shares and units — basic	36,765	34,582

Weighted average number of common shares and units — diluted	37,691	35,869

(A)  The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations and extraordinary items, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

Reconciliation of Interest Coverage and Debt Service Coverage Ratios:

	Three months	Twelve months
	ended March 31, 2003	ended March 31, 2003

Interest Coverage Ratio:
Income from continuing operations before minority interest	$15,428	$58,298
Interest Expense	15,374	55,607
Depreciation and amortization	7,426	27,835

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$38,228	$141,740
Interest Coverage Ratio (EBITDA divided by Interest Expense)	2.5	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$15,374	$55,607
Principal amortization for the period	7,362	26,784

	$22,736	$82,391
DSCR (EBITDA divided by Interest Expense + Principal Amortization)	1.7	1.7

	March 31,	December 31,
	2003	2002

Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$1,590,111	$1,574,153
Cash and cash equivalents	14,255	7,442
Other assets	56,269	46,398
Total assets	1,567,899	1,542,470
Mortgage debt	1,029,112	898,733
Borrowings under credit facilities	2	111,096
Total other liabilities	37,744	35,970
Minority Interest	114,606	116,048
Total shareholders’ equity	386,435	380,623
Total shares outstanding	28,798	28,321
Total shares and units outstanding	37,254	36,881

	March 31,	December 31,
Selected Portfolio Data (unaudited)	2003	2002

Properties	295	292
States	28	28
Land acres	2,096	2,076
Square footage of buildings (in millions)	12.0	11.9
Weighted average initial lease term (in years)	14.4	14.3
Franchises	410	412